U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Calamos Antetokounmpo Sustainable Equities Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2020 Calamos Court

Naperville, IL 60563-2787

Telephone Number (including area code): (630) 245-7200

Name and address of agent for service of process:

J. Christopher Jackson

2020 Calamos Court

Naperville, Illinois 60563

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes   ☒    No  ☐

[Rest of Page Intentionally Left Blank]

NOTICE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Naperville in the State of Illinois on the 24th day of August, 2022.

Signature:

CALAMOS ANTETOKOUNMPO SUSTAINABLE EQUITIES TRUST

By:	/s/ J. Christopher Jackson
J. Christopher Jackson
Trustee

Attest:

By:	/s/ Susan Lynn Schoenberger
Susan Lynn Schoenberger
VP, Associate Counsel, Calamos Advisors LLC